Exhibit 2.2

040105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20170217153-09
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/18/2017 10:00 AM
	Entity Number E0239442017-2

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Global Cancer Technology, Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: Paracorp Incorporated (Name) [ ] Noncommercial Registered Agent (name and address below) OR [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity: Street Address: City: Nevada Zip Code: Mailing Address (if different from street address): City: Nevada Zip Code:
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000 Par value per share: $ 0.001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) John Clark (Name) 16776 Bernardo Center Drive, Suite 203 (Street Address) San Diego (City) CA (State) 92128 (Zip Code) 2) (Name) (Street Address) (City) (State) (Zip Code)
5. Purpose: (optional; required only if Benefit Corporation status selected)	The purpose of the corporation shall be:
6. Benefit Corporation: (see instructions)	[ ] Yes
7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. John Clark (Name) X [signature] (Incorporator Signature) 16776 Bernardo Center Drive, Suite 203 (Address) San Diego (City) CA (State) 92128 (Zip Code)
8. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X [signature] for Paracorp Incorporated (Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity) 5/18/2017 (Date)

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 1-5-15

1

Articles of Incorporation

of

Global Cancer Technology, Inc.

A Nevada Corporation

ARTICLE I

NAME

The name of the Corporation is Global Cancer Technology, Inc. (the "Corporation").

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the Corporation's registered agent for service of process is Paracorp Incorporated, located at 318 N. Carson Street, Suite 8208, Carson City, NV89701.

ARTICLE III

CAPITAL STOCK

Authorized Capital Stock. This Corporation is authorized to issue only one class of shares of stock. The total number of shares of stock this Corporation is authorized to issue shall be one hundred million (100,000,000) shares, par value $.001 per share.

ARTICLE IV

DIRECTORS

The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than one director.

ARTICLE V

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes ("NRS").

2

ARTICLE VI

DIRECTORS' AND OFFICERS' LIABILITY

The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporations shall be prospective only, and shaft not adversely affect any limitations on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom his is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise as well as their right under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest Indemnification permitted by the law of the State of Nevada, and may cause the Corporation to purchase arid maintain insurance of behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provide in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX

CONVERSION

This Corporation is formed pursuant to a plan of conversion for Global Cancer Technology LLC, a limited liability company formed under the laws of Texas on January 3, 2013. The address of Global Cancer Technology LLC Is 16776 Bernardo Center Drive, Suite 203, San Diego, CA 92128.

Dated: January 31, 2017

/s/ John Clark
John Clark, Incorporator